Exhibit 99.1

Heritage Commerce Corp Earns $2.1 Million in Second Quarter 2011;
Continued Credit Quality Improvement

San Jose, CA – July 28, 2011 – Heritage Commerce Corp (Nasdaq: HTBK), the holding company (“the Company”) for Heritage Bank of Commerce (“the Bank”), today reported that improved credit quality and lower operating expenses contributed to second quarter and year-to-date profitability.  For the second quarter ended June 30, 2011, net income grew to $2.1 million from a net loss of ($54.1) million in the second quarter a year ago, which included a $43.2 million non-cash goodwill impairment charge.  After accrued dividends and discount accretion on preferred stock, the Company reported net income allocable to common shareholders of  $1.5 million, or $0.05 per average diluted common share, for the second quarter of 2011, compared to a net loss allocable to common shareholders of ($55.1) million, or ($4.66) per average diluted common share, for the second quarter a year ago.  For the six months ended June 30, 2011, net income allocable to common shareholders was $2.5 million, or $0.08 per average diluted common share.  For the six months ended June 30, 2010, the net loss allocable to common shareholders was ($59.8) million, or ($5.06) per average diluted common share.  All results are unaudited.

“We have continued to make progress in the second quarter of 2011 by improving operating results through lower operating costs, lower deposit costs and continued credit quality improvement,” said Walter Kaczmarek, President and Chief Executive Officer.  “Our second quarter results marks the fourth consecutive quarter of profitability.”

Second Quarter 2011 Highlights (at or for the periods ended June 30, 2011, compared to June 30, 2010, and March 31, 2011)

◆	The Company reported net income allocable to common shareholders of $1.5 million, or $0.05 per average diluted common share, for the second quarter of 2011.

◆
Nonperforming assets declined 59% year-over-year to $24.5 million, or 1.94% of total assets at June 30, 2011, from $60.1 million, or 4.61% of total assets at June 30, 2010, and declined 11% from $27.5 million, or 2.19% of total assets at March 31, 2011.

◆	Noninterest-bearing demand deposits rose by 34% to $333.2 million at June 30, 2011 from $249.0 million at June 30, 2010, and by 3% from $325.1 million at March 31, 2011.

◆
The total cost of deposits decreased 39 basis points to 0.42% during the second quarter of 2011 from 0.81% during the second quarter of 2010, as a result of a reduction in higher-cost wholesale deposits and growth in noninterest-bearing demand deposits.

◆	The net interest margin increased 11 basis points to 3.95% in the second quarter of 2011, from 3.84% in the second quarter of 2010, and remained flat compared to the first quarter of 2011.

◆	Capital ratios substantially exceed regulatory requirements for a well-capitalized financial institution at both a holding company and bank level at June 30, 2011:

◆	Capital ratios substantially exceed regulatory requirements for a well-capitalized financial institution, both at the holding company level and the bank level at June 30, 2011:

Capital Ratios	Well-Capitalized Regulatory Guidelines	Heritage Commerce Corp	Heritage Bank of Commerce
Total Risk-Based	10.0%	22.0%	19.5%
Tier 1 Risk-Based	6.0%	20.8%	18.2%
Leverage	5.0%	15.5%	13.6%

◆
The Company paid all the deferred interest payments on its outstanding trust preferred subordinated debt securities that it had previously accrued.  The cash payment of the deferred interest did not impact the Company’s earnings for the three or six month periods ended June 30, 2011.

◆	Heritage Commerce Corp was added to the Russell 3000 and Russell 2000 Indexes at the end of the second quarter, 2011.

◆	Regulators issued a joint order in June 2011, terminating the regulatory Written Agreement as a result of the continued improvement of the Company’s and the Bank’s financial condition.

Balance Sheet Review, Credit Quality and Capital Management

Heritage Commerce Corp’s total assets decreased 3% to $1.26 billion at June 30, 2011, from $1.30 billion a year ago, and remained relatively flat compared to $1.26 billion for March 31, 2011.

The investment securities portfolio totaled $303.0 million at June 30, 2011, an increase of 113% from $142.2 million at June 30, 2010, and an increase of 21% from $250.1 million at March 31, 2011.  At June 30, 2011, the investment portfolio was comprised of agency mortgage-backed securities, all of which were issued by U. S. Government sponsored entities. During the second quarter of 2011, $56.0 million of agency mortgage-backed securities yielding approximately 3.49% with an average duration of approximately 4.46 years were added to the portfolio.

“Loan demand is still below pre-recession levels, as businesses continue to fund operations from current cash flow and defer hiring decisions and capital investments.  That being said, we are in an excellent position to expand our lending program to meet the demands of our credit-worthy customers, as the recovery continues to emerge,” said Mr. Kaczmarek.

The total loan portfolio remains well-diversified with commercial and industrial loans accounting for 46% of the portfolio at June 30, 2011.  Commercial and residential real estate loans accounted for 40% of the total loan portfolio, of which 52% were owner-occupied by businesses.  Land and construction loans continued to decrease, accounting for 5% of the total loan portfolio at June 30, 2011, compared to 12% at June 30, 2010, and 6% of the total loan portfolio at March 31, 2011.  Consumer and home equity loans accounted for the remaining 9% of the total loan portfolio at June 30, 2011. The yield on the loan portfolio was 5.31% in the second quarter of 2011, compared to 5.09% in the same period in 2010, and 5.28% for the first quarter of 2011.  Loans, excluding loans held-for-sale, decreased 17% to $782.1 million at June 30, 2011, from $937.8 million a year ago, and declined 3% from $803.4 million at March 31, 2011.

“Credit quality continued to show noticeable improvement in the second quarter of 2011, compared to the second quarter of 2010, as classified assets, nonperforming assets and net charge-offs declined considerably,” continued Mr. Kaczmarek.  “The provision for loan losses stabilized as a result of improved credit trends.  However, we continue to maintain a strong allowance for loan losses at 2.96% of total loans outstanding at June 30, 2011.”

Asset quality statistics continued to improve significantly reflecting the following metrics:

◆
Net charge-offs declined 90% during the second quarter of 2011 to $1.8 million, compared to $18.4 million in the second quarter of 2010, and decreased 9% from $2.0 million in the first quarter of 2011.

◆	The provision for loan losses was $955,000 in the second quarter of 2011, compared to $18.6 million in the second quarter of 2010, and $770,000 in the first quarter of 2011.

◆
The allowance for loan losses at June 30, 2011 was $23.2 million, or 2.96% of total loans, compared to $26.8 million, or 2.85% of total loans at June 30, 2010, and $24.0 million, or 2.99% of total loans at March 31, 2011.

◆	The allowance for loan losses to total nonperforming loans, or coverage ratio, improved to 95.51% at June 30, 2011, compared to 44.90% at June 30, 2010, and 90.41% at March 31, 2011.

◆	Classified assets decreased to $76.1 million at June 30, 2011, from $151.1 million at June 30, 2010, and from $81.4 million at March 31, 2011.

◆
Classified assets to Tier 1 capital plus the allowance for loan losses at the holding company and the bank level were 35% and 39% at June 30, 2011, respectively, compared to 108% and 84% at June 30, 2010, and 38% and 43%at March 31, 2011.

Nonperforming assets declined by $35.6 million year-over-year to $24.5 million, or 1.94% of total assets at June 30, 2011, from $60.1 million, or 4.61% of total assets at June 30, 2010.  At March 31, 2011, nonperforming assets totaled $27.5 million or 2.19% of total assets.  At June 30, 2011, 31% of the nonperforming assets were land and construction loans; 23% SBA loans; 20% commercial and industrial loans; 11% commercial real estate loans; 10% restructured and loans over 90 days past due and still accruing; 4% consumer and home equity loans; and 1% other real estate owned (“OREO”).  At June 30, 2011, the $24.5 million of nonperforming assets included $1.2 million of loan outstandings guaranteed by the SBA and $1.4 million of restructured loans still accruing interest income.  Total OREO was $248,000 at June 30, 2011, compared to $555,000 at June 30, 2010, and $918,000 at March 31, 2011.

Total deposits were $998.6 million at June 30, 2011, compared to $1.04 billion at June 30, 2010, and $1.00 billion at March 31, 2011.  Noninterest-bearing demand deposits increased $84.2 million to $333.2 million at June 30, 2011, compared to $249.0 million a year ago, and increased $8.1 million compared to $325.1 million at March 31, 2011.  At June 30, 2011, brokered deposits declined 42% to $94.6 million, from $163.7 million at June 30, 2010, and declined 3% from $97.8 million at March 31, 2011.  Deposits, excluding brokered deposits, were $903.9 million at June 30, 2011, compared to $873.7 million at June 30, 2010, and $905.5 million at March 31, 2011.  The total cost of deposits decreased 39 basis points to 0.42% during the second quarter of 2011 from 0.81% during the second quarter of 2010, and decreased 10 basis points from 0.52% during the first quarter of 2011, primarily as a result of a reduction in higher-cost wholesale deposits and higher noninterest-bearing demand deposit balances.

“Our mix of deposits is strong with a high proportion of noninterest-bearing demand deposits increasing 34% year-over-year.  Noninterest-bearing deposits currently account for 33% of total deposits, compared to 24% a year ago,” said Mr. Kaczmarek.

Tangible equity was $184.7 million at June 30, 2011, compared to $182.3 million at June 30, 2010, and $180.3 million at March 31, 2011.  Tangible book value per common share was $4.81 at June 30, 2011, compared to $6.25 at June 30, 2010, and $4.65 at March 31, 2011.  The tangible book value per common share at June 30, 2010 did not include the shares of the Series B Preferred Stock and Series C Preferred Stock issued in the $75 million private placement in the second quarter of 2010.  In the per common share data attached, the Company details the tangible book value per share, assuming the Company’s outstanding Series C Preferred Stock issued in June 2010 was converted into common stock.  During the third quarter of 2010, the Company’s shareholders approved the issuance of common stock upon the conversion of the Series B Preferred Stock and the Series C Preferred Stock.  As a result, the Series B Preferred Stock was converted into approximately 14.4 million shares of common stock of the Company and the shares of Series B Preferred Stock ceased to be outstanding.  The Series C Preferred Stock remains outstanding until it has been converted into common stock in accordance with its terms.  There were 21,004 shares of Series C Preferred Stock outstanding at June 30, 2011 and the Series C Preferred Stock is convertible into an aggregate of 5.6 million shares of common stock at a conversion price of $3.75, upon a transfer of the Series C Preferred Stock in a widely dispersed offering.

The Company’s accumulated other comprehensive loss was ($2.3) million at June 30, 2011, compared to ($569,000) a year ago, and ($4.8) million at March 31, 2011. The components of other comprehensive loss at June 30, 2011 include the following: a $477,000  unrealized gain on available-for-sale securities; a ($2.0) million unrealized loss on split dollar insurance contracts; a ($2.0) million unrealized loss on the supplemental executive retirement plan; and a $1.3 million unrealized gain on interest-only strip from SBA loans.

Operating Results

Net interest income, before the provision for loan losses, remained relatively flat at $11.5 million in the second quarter of 2011, from $11.4 million in the second quarter a year ago, but increased from $11.2 million in the first quarter of 2011. Net interest income for the six months ended June 30, 2011 was $22.7 million, compared to $22.8 million for the six months ended June 30, 2010.  Net interest income was adversely impacted by a decrease in loan balances, partially offset by an increase in investment securities.

The net interest margin improved 11 basis points to 3.95% for the second quarter of 2011, compared to 3.84% for the second quarter a year ago, and remained flat compared to the first quarter of 2011. The increase in the net interest margin for the second quarter of 2011, compared to the second quarter of 2010 was principally due to a higher yield on loans, a lower cost of deposits as a result of higher noninterest-bearing demand deposit balances, and a lower level of nonaccrual loans.  The net interest margin increased to 3.95% for the first six months of 2011, compared to 3.83% for the first six months of 2010, primarily as a result of higher yields on loans, a lower cost of deposits and a lower level of nonaccrual loans.

The Company recorded a $955,000 provision for loan losses in the second quarter of 2011, compared to $18.6 million in the second quarter of 2010, and $770,000 in the first quarter of 2011.  The Company had a provision for loan losses of $1.7 million for the six months ended June 30, 2011 and $23.7 million for the six months ended June 30, 2010.

Noninterest income was $2.2 million for the second quarter of 2011, compared to $1.9 million for the second quarter of 2010 and the first quarter of 2011.  In the first six months of 2011, noninterest income was $4.1 million, compared to $3.6 million in the first six months a year ago.  Noninterest income was higher in the second quarter and first six months of 2011 primarily due to a higher gain on sales of SBA loans for the periods as a previously deferred gain of $192,000 from loan sales in the first quarter of 2011 was recognized in the second quarter of 2011.

Noninterest expense in the second quarter of 2011 declined 17% to $9.5 million, compared to $11.4 million (excluding the $43.2 million impairment of goodwill) in the second quarter of 2010, and decreased 9% from $10.4 million in the first quarter of 2011.  Noninterest expense in the first six months of 2011 declined 16% to $19.9 million, compared to $23.6 million (excluding the $43.2 million impairment of goodwill) in the first six months of 2010.  The decrease in noninterest expense in the second quarter and first six months of 2011 was primarily due to a decline in salaries and employee benefits expense, lower FDIC insurance premiums, and reduced professional fees related to problem loans and expenses related to OREO properties.

The income tax expense for the quarter ended June 30, 2011 was $1.1 million, compared to an income tax benefit of ($5.8) million in the second quarter a year ago, and an income tax expense of $331,000 in the first quarter of 2011.  In the first six months of 2011, the income tax expense was $1.5 million, compared to an income tax benefit of ($5.9) million in the first six months a year ago. The effective tax rate for the quarter ended June 30, 2011 was 35%, compared to -10% in the second quarter a year ago, and 17% in the first quarter of 2011.  The increase in the effective tax rate in the second quarter of 2011 from second quarter of 2010 and the first quarter of 2011 was a result of the increase in pre-tax income for the first six months of 2011.  The effective tax rate for the six months ended June 30, 2011 was 28%, compared to -9% in the first six months of 2010.  The difference in the effective tax rate compared to the combined federal and state statutory tax rate of 42% is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, and tax credits related to investments in low income housing limited partnerships.

The efficiency ratio improved to 69.43% for the second quarter of 2011, compared to 85.46% for the second quarter of 2010 (excluding the $43.2 million impairment of goodwill) and 79.55% in the first quarter of 2011. The efficiency ratio improved to 74.39% for the first six months of 2011. The efficiency ratio (excluding the $43.2 million impairment of goodwill) was 89.42% for the first six months of 2010.  The improvement in the efficiency ratio for the second quarter and first six months of 2011 was a result of a higher gain on sale of SBA loans and lower operating expenses.

Dividends and discount accretion on preferred stock totaled $604,000 for the second quarter of 2011, and $1.2 million for the six months ended June 30, 2011.  Dividends and discount accretion on preferred stock of $1.0 million for the second quarter of 2010 and $1.6 million for the six months ended June 30, 2010 included $411,000 of dividends recorded for the Series B Preferred Stock and the Series C Preferred Stock issued in the June 2010 private placement.  The holders of the Series B Preferred Stock and Series C Preferred Stock were entitled to receive cumulative dividends at a per annum rate of 20%, payable semi-annually in arrears commencing on December 21, 2010, unless shareholder approval was obtained before December 21, 2010 for the issuance of common stock upon the conversion of the Series B Preferred Stock and upon the conversion of the Series C Preferred Stock. The Company recorded $411,000 of dividends on the Series B Preferred Stock and Series C Preferred Stock in the three and six months ended June 30, 2010. As a result of the shareholder approval in the third quarter of 2010, no cumulative dividends were required to be paid on the Series B Preferred Stock and the Series C Preferred Stock and the previously recognized dividends were reversed in the quarter ended September 30, 2010.

Heritage Commerce Corp,a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Los Altos, Los Gatos, Morgan Hill, Mountain View, Pleasanton, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender with an additional Loan Production Office in Santa Rosa, California.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements.  The forward-looking statements could be affected by many factors, including but not limited to: (1) competition for loans and deposits and failure to attract or retain deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers, and our assessment of that impact on our estimates including but not limited to the allowance for loan losses; (3) risks associated with concentrations in real estate related loans; (4) changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (5) the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (6) stability of funding sources and continued availability of borrowings; (7) the effect of changes in laws and regulations with which the Company and Heritage Bank of Commerce must comply, including, but not limited to any increase in FDIC insurance premiums; (8)  our ability to raise capital or incur debt on reasonable terms; (9) legal limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (10) future legislative or administrative changes to the U.S. Treasury Capital Purchase Program enacted under the Emergency Economic Stabilization Act of 2008; (11) the impact of the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009 and related rules and regulations on our business operations and competitiveness, including the impact of executive compensation restrictions, which may affect our ability to retain and recruit executives in competition with other firms who do not operate under those restrictions; (12) the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act signed by President Obama on July 21, 2010; (13) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (14) changes in the deferred tax asset valuation allowance in future quarters; (15) the costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (16) the ability to increase market share and control expenses; and (17)  our success in managing the risks involved in the foregoing items. For a discussion of factors which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Member FDIC

	For the Three Months Ended:			Percent Change From:		For the Six Months Ended:
CONSOLIDATED STATEMENTS OF OPERATIONS	June 30,	March 31,	June 30,	March 31,	June 30,	June 30,	June 30,	Percent
(in $000's, unaudited)	2011	2011	2010	2011	2010	2011	2010	Change
Interest income	$13,015	$12,986	$14,212	0%	-8%	$26,001	$28,559	-9%
Interest expense	1,543	1,790	2,784	-14%	-45%	3,333	5,762	-42%
Net interest income before provision for loan losses	11,472	11,196	11,428	2%	0%	22,668	22,797	-1%
Provision for loan losses	955	770	18,600	24%	-95%	1,725	23,695	-93%
Net interest income (loss) after provision for loan losses	10,517	10,426	(7,172)	1%	247%	20,943	(898)	2432%
Noninterest income:
Service charges and fees on deposit accounts	587	567	579	4%	1%	1,154	1,128	2%
Gain on sales of SBA loans	476	379	163	26%	192%	855	277	209%
Servicing income	435	411	425	6%	2%	846	846	0%
Increase in cash surrender value of life insurance	419	426	413	-2%	1%	845	822	3%
Other	253	134	298	89%	-15%	387	489	-21%
Total noninterest income	2,170	1,917	1,878	13%	16%	4,087	3,562	15%

Noninterest expense:
Salaries and employee benefits	5,111	5,393	5,491	-5%	-7%	10,504	11,373	-8%
Occupancy and equipment	1,031	1,038	983	-1%	5%	2,069	1,942	7%
Professional fees	456	839	1,144	-46%	-60%	1,295	2,421	-47%
FDIC deposit insurance premiums	383	524	1,019	-27%	-62%	907	2,210	-59%
Impairment of goodwill	-	-	43,181	N/A	-100%	-	43,181	-100%
Other	2,491	2,637	2,734	-6%	-9%	5,128	5,624	-9%
Total noninterest expense	9,472	10,431	54,552	-9%	-83%	19,903	66,751	-70%
Income (loss) before income taxes	3,215	1,912	(59,846)	68%	105%	5,127	(64,087)	108%
Income tax expense (benefit)	1,129	331	(5,753)	241%	120%	1,460	(5,874)	125%
Net income (loss)	2,086	1,581	(54,093)	32%	104%	3,667	(58,213)	106%
Dividends and discount accretion on preferred stock	(604)	(596)	(1,009)	1%	-40%	(1,200)	(1,600)	-25%
Net income (loss) allocable to common shareholders	$1,482	$985	$(55,102)	50%	103%	$2,467	$(59,813)	104%

PER COMMON SHARE DATA
(unaudited)
Basic earnings (loss) per share	$0.05	$0.03	$(4.66)	67%	101%	$0.08	$(5.06)	102%
Diluted earnings (loss) per share	$0.05	$0.03	$(4.66)	67%	101%	$0.08	$(5.06)	102%
Common shares outstanding at period-end	26,295,001	26,233,001	11,820,509	0%	122%	26,295,001	11,820,509	122%
Pro forma common shares outstanding at period-end, assuming
Series C preferred stock was converted into common stock	31,896,001	31,834,001	11,820,509	0%	170%	31,896,001	11,820,509	170%
Book value per share	$4.91	$4.76	$6.53	3%	-25%	$4.91	$6.53	-25%
Tangible book value per share	$4.81	$4.65	$6.25	3%	-23%	$4.81	$6.25	-23%
Pro forma tangible book value per share, assuming Series C
preferred stock was converted into common stock	$4.57	$4.45	N/A	3%	N/A	$4.57	N/A	N/A

KEY FINANCIAL RATIOS
(unaudited)
Annualized return (loss) on average equity	4.50%	3.51%	-121.78%	28%	104%	4.01%	-66.70%	106%
Annualized return (loss) on average tangible equity	4.57%	3.57%	-164.27%	28%	103%	4.08%	-90.59%	105%
Annualized return (loss) on average assets	0.66%	0.51%	-16.28%	29%	104%	0.59%	-8.74%	107%
Annualized return (loss) on average tangible assets	0.66%	0.51%	-16.86%	29%	104%	0.59%	-9.05%	107%
Net interest margin	3.95%	3.95%	3.84%	0%	3%	3.95%	3.83%	3%
Efficiency ratio, excluding impairment of goodwill	69.43%	79.55%	85.46%	-13%	-19%	74.39%	89.42%	-17%

AVERAGE BALANCES
(in $000's, unaudited)
Average assets	$1,266,147	$1,248,333	$1,332,927	1%	-5%	$1,257,290	$1,343,401	-6%
Average tangible assets	$1,263,318	$1,245,372	$1,286,839	1%	-2%	$1,254,395	$1,297,001	-3%
Average earning assets	$1,163,684	$1,150,061	$1,193,365	1%	-2%	$1,156,910	$1,200,912	-4%
Average loans held-for-sale	$7,611	$10,132	$11,407	-25%	-33%	$8,864	$12,090	-27%
Average total loans	$799,228	$833,645	$991,580	-4%	-19%	$816,342	$1,021,180	-20%
Average deposits	$1,012,992	$999,191	$1,070,704	1%	-5%	$1,006,130	$1,072,410	-6%
Average demand deposits - noninterest-bearing	$332,535	$312,041	$258,902	7%	28%	$322,345	$256,671	26%
Average interest-bearing deposits	$680,457	$687,150	$811,802	-1%	-16%	$683,785	$815,739	-16%
Average interest-bearing liabilities	$705,164	$716,475	$860,897	-2%	-18%	$710,788	$873,859	-19%
Average equity	$185,911	$182,451	$178,167	2%	4%	$184,191	$175,989	5%
Average tangible equity	$183,082	$179,490	$132,079	2%	39%	$181,296	$129,589	40%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	June 30,	March 31,	June 30,	March 31,	June 30,
(in $000's, unaudited)	2011	2011	2010	2011	2010
ASSETS
Cash and due from banks	$20,334	$18,928	$23,904	7%	-15%
Federal funds sold	-	-	100	N/A	-100%
Interest-bearing deposits in other financial institutions	67,928	88,540	84,496	-23%	-20%
Securities available-for-sale, at fair value	302,968	250,132	142,212	21%	113%
Loans held-for-sale - SBA, including deferred costs	3,657	7,141	12,291	-49%	-70%
Loans held-for-sale - other, including deferred costs	435	2,223	17,079	-80%	-97%
Loans:
Commercial	358,227	365,748	388,471	-2%	-8%
Real estate:
Commercial and residential	315,426	320,950	373,000	-2%	-15%
Land and construction	41,987	50,496	110,194	-17%	-62%
Home equity	52,621	52,129	52,419	1%	0%
Consumer	13,040	13,174	12,837	-1%	2%
Loans	781,301	802,497	936,921	-3%	-17%
Deferred loan costs, net	779	853	852	-9%	-9%
Total loans, including deferred costs	782,080	803,350	937,773	-3%	-17%
Allowance for loan losses	(23,167)	(24,009)	(26,753)	-4%	-13%
Loans, net	758,913	779,341	911,020	-3%	-17%
Company owned life insurance	44,776	44,107	42,827	2%	5%
Premises and equipment, net	8,086	8,219	8,726	-2%	-7%
Intangible assets	2,753	2,884	3,302	-5%	-17%
Accrued interest receivable and other assets	52,219	53,895	57,803	-3%	-10%
Total assets	$1,262,069	$1,255,410	$1,303,760	1%	-3%

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$333,199	$325,058	$249,017	3%	34%
Demand, interest-bearing	128,464	135,903	153,173	-5%	-16%
Savings and money market	276,538	262,763	281,619	5%	-2%
Time deposits - under $100	30,676	32,592	38,201	-6%	-20%
Time deposits - $100 and over	114,208	128,156	133,443	-11%	-14%
Time deposits - CDARS	20,839	21,025	18,240	-1%	14%
Time deposits - brokered	94,631	97,826	163,732	-3%	-42%
Total deposits	998,555	1,003,323	1,037,425	0%	-4%
Securities sold under agreement to repurchase	-	-	20,000	N/A	-100%
Subordinated debt	23,702	23,702	23,702	0%	0%
Short-term borrowings	-	2,174	3,992	-100%	-100%
Accrued interest payable and other liabilities	52,333	42,979	32,997	22%	59%
Total liabilities	1,074,590	1,072,178	1,118,116	0%	-4%

Shareholders' Equity:
Series A preferred stock, net	38,813	38,715	38,431	0%	1%
Series B preferred stock, net	-	-	50,385	N/A	-100%
Series C preferred stock, net	19,519	19,519	19,599	0%	0%
Common stock	130,836	130,682	80,810	0%	62%
Retained earnings / (Accumulated deficit)	601	(881)	(3,012)	168%	120%
Accumulated other comprehensive loss	(2,290)	(4,803)	(569)	52%	-302%
Total shareholders' equity	187,479	183,232	185,644	2%	1%
Total liabilities and shareholders' equity	$1,262,069	$1,255,410	$1,303,760	1%	-3%

	End of Period:			Percent Change From:
	June 30,	March 31,	June 30,	March 31,	June 30,
	2011	2011	2010	2011	2010
CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual loans - held-for-sale	$202	$1,989	$9,806	-90%	-98%
Nonaccrual loans - held-for-investment	21,607	22,896	47,263	-6%	-54%
Restructured and loans over 90 days past due and still accruing	2,448	1,671	2,516	46%	-3%
Total nonperforming loans	24,257	26,556	59,585	-9%	-59%
Other real estate owned	248	918	555	-73%	-55%
Total nonperforming assets	$24,505	$27,474	$60,140	-11%	-59%
Net charge-offs during the quarter	$1,797	$1,965	$18,374	-9%	-90%
Provision for loan losses during the quarter	$955	$770	$18,600	24%	-95%
Allowance for loan losses	$23,167	$24,009	$26,753	-4%	-13%
Classified assets	$76,142	$81,422	$151,111	-6%	-50%
Allowance for loan losses to total loans	2.96%	2.99%	2.85%	-1%	4%
Allowance for loan losses to total nonperforming loans	95.51%	90.41%	44.90%	6%	113%
Allowance for loan losses to total nonperforming loans,
excluding nonaccrual loans - held-for-sale	96.31%	97.73%	53.74%	-1%	79%
Nonperforming assets to total assets	1.94%	2.19%	4.61%	-11%	-58%
Nonperforming loans to total loans plus
nonaccrual loans - held-for-sale	3.10%	3.30%	6.29%	-6%	-51%

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Heritage Commerce Corp:
Tangible equity	$184,726	$180,348	$182,342	2%	1%
Tangible common equity	$126,394	$122,114	$73,927	4%	71%
Shareholders' equity / total assets	14.85%	14.60%	14.24%	2%	4%
Tangible equity / tangible assets	14.67%	14.40%	14.02%	2%	5%
Tangible common equity / tangible assets	10.04%	9.75%	5.68%	3%	77%
Loan to deposit ratio	78.32%	80.07%	90.39%	-2%	-13%
Noninterest-bearing deposits / total deposits	33.37%	32.40%	24.00%	3%	39%
Total risk-based capital ratio	22.0%	21.2%	18.7%	4%	18%
Tier 1 risk-based capital ratio	20.8%	19.9%	10.7%	5%	94%
Leverage ratio	15.5%	15.3%	8.6%	1%	80%

Heritage Bank of Commerce:
Total risk-based capital ratio	19.5%	18.5%	15.8%	5%	23%
Tier 1 risk-based capital ratio	18.2%	17.3%	14.5%	5%	26%
Leverage ratio	13.6%	13.3%	11.7%	2%	16%

	For the Three Months Ended			For the Three Months Ended
	June 30, 2011			June 30, 2010
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000's, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross*	$806,839	$10,685	5.31%	$1,002,987	$12,737	5.09%
Securities	278,908	2,278	3.28%	149,254	1,458	3.92%
Federal funds sold and interest-
bearing deposits in other financial institutions	77,937	52	0.27%	41,124	17	0.17%
Total interest earning assets	1,163,684	13,015	4.49%	1,193,365	14,212	4.78%
Cash and due from banks	20,932			20,821
Premises and equipment, net	8,160			8,825
Goodwill and other intangible assets	2,829			46,088
Other assets	70,542			63,828
Total assets	$1,266,147			$1,332,927

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$332,535			$258,902

Demand, interest-bearing	$132,079	65	0.20%	$150,565	83	0.22%
Savings and money market	280,870	259	0.37%	294,628	363	0.49%
Time deposits - under $100	32,194	61	0.76%	38,514	133	1.39%
Time deposits - $100 and over	121,929	342	1.13%	132,062	470	1.43%
Time deposits - CDARS	21,254	24	0.45%	18,849	48	1.02%
Time deposits - brokered	92,131	317	1.38%	177,184	1,060	2.40%
Total interest-bearing deposits	680,457	1,068	0.63%	811,802	2,157	1.07%
Total deposits	1,012,992	1,068	0.42%	1,070,704	2,157	0.81%

Subordinated debt	23,702	467	7.90%	23,702	468	7.92%
Securities sold under agreement to repurchase	-	-	N/A	20,000	113	2.27%
Short-term borrowings	1,005	8	3.19%	5,393	46	3.42%
Total interest-bearing liabilities	705,164	1,543	0.88%	860,897	2,784	1.30%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,037,699	1,543	0.60%	1,119,799	2,784	1.00%
Other liabilities	42,537			34,961
Total liabilities	1,080,236			1,154,760
Shareholders' equity	185,911			178,167
Total liabilities and shareholders' equity	$1,266,147			$1,332,927

Net interest income / margin		$11,472	3.95%		$11,428	3.84%

	For the Six Months Ended			For the Six Months Ended
	June 30, 2011			June 30, 2010
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate

Assets:
Loans, gross*	$825,206	$21,675	5.30%	$1,033,270	$25,911	5.06%
Securities	262,476	4,240	3.26%	138,191	2,621	3.82%
Federal funds sold and interest-
bearing deposits in other financial institutions	69,228	86	0.25%	29,451	27	0.18%
Total interest earning assets	1,156,910	26,001	4.53%	1,200,912	28,559	4.80%
Cash and due from banks	20,743			21,002
Premises and equipment, net	8,244			8,891
Goodwill and other intangible assets	2,895			46,400
Other assets	68,498			66,196
Total assets	$1,257,290			$1,343,401

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$322,345			$256,671

Demand, interest-bearing	133,907	132	0.20%	149,966	169	0.23%
Savings and money market	274,346	526	0.39%	298,111	762	0.52%
Time deposits - under $100	32,698	132	0.81%	39,036	281	1.45%
Time deposits - $100 and Over	127,856	761	1.20%	132,215	968	1.48%
Time deposits - CDARS	21,389	49	0.46%	19,110	101	1.07%
Time deposits - brokered	93,589	739	1.59%	177,301	2,240	2.55%
Total interest-bearing deposits	683,785	2,339	0.69%	815,739	4,521	1.12%
Total deposits	1,006,130	2,339	0.47%	1,072,410	4,521	0.85%

Subordinated debt	23,702	932	7.93%	23,702	934	7.95%
Securities sold under agreement to repurchase	1,436	24	3.37%	21,354	244	2.30%
Short-term borrowings	1,865	38	4.11%	13,064	63	0.97%
Total interest-bearing liabilities	710,788	3,333	0.95%	873,859	5,762	1.33%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,033,133	3,333	0.65%	1,130,530	5,762	1.03%
Other liabilities	39,966			36,882
Total liabilities	1,073,099			1,167,412
Shareholders' equity	184,191			175,989
Total liabilities and shareholders' equity	$1,257,290			$1,343,401

Net interest income / margin		$22,668	3.95%		$22,797	3.83%

*Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.